Exhibit 10.1
FURNITURE BRANDS INTERNATIONAL, INC.
EXECUTIVE SEVERANCE PLAN
(Amended and Restated Effective July 1, 2010)
1.	Purpose.

The Furniture Brands International, Inc. Executive Severance Plan (the “Plan”) is a top hat welfare plan under the Employee Retirement Income Security Act of 1974 and is intended to provide severance benefits to certain key employees of Furniture Brands International, Inc. (the “Company”) in the event of their termination of employment. The provisions herein are being offered and provided at the sole discretion of the Company. This Plan was originally effective May 3, 2007 and is amended and restated effective July 1, 2010.

2.	Definitions.

As used herein, the terms identified below shall have the meanings indicated:

(a) “Administrator” means the Human Resources Committee of the Board of Directors of the Company (unless and until the Board appoints another committee to administer this Plan).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the Company’s termination of an Eligible Executive’s employment with the Company as a result of: (i) engaging by the Eligible Executive in willful misconduct that is materially injurious to Company; (ii) conviction of the Eligible Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by the Eligible Executive in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by the Eligible Executive in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) the Eligible Executive’s current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise). No act or omission of the Eligible Executive shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. No termination shall be for “Cause” unless approved by a resolution of a majority of the members of the Board after reasonable prior notice to the Eligible Executive and an opportunity to appear (with the assistance of counsel) before the Board.

(d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(f) “Constructive Termination” means the Eligible Executive’s voluntary termination of employment with the Company as a result of:
(i)	a material diminution in the Eligible Executive’s title, authority, duties or responsibilities, or a change in the Eligible Executive’s supervisory reporting relationship within the Company;

(ii)	a change, caused by the Company, in geographic location of greater than fifty (50) miles of the location at which the Eligible Executive primarily performs services for the Company; or

(iii)	a material reduction in the Eligible Executive’s base pay, incentive compensation or benefits.
     No voluntary termination by the Eligible Executive shall constitute a “Constructive Termination” unless he shall have given (x) notice of the proposed termination due to Constructive Termination, with particulars, to the Company not later than ninety (90) days following the initial occurrence of the condition above forming the basis for such termination and (y) the Company an opportunity for 30 days after such notice within which to remedy such condition, in which such condition is not remedied.
(g) “Disability” means any medically determinable physical or mental impairment resulting in the Eligible Executive’s inability to perform the duties of his or her position or any substantially similar position, where such impairment is expected to result in death or is expected to last for a continuous period of not less than six (6) months.
(h) “Eligible Executive” means a key employee of the Company who:
(i)	is expressly designated as an “Eligible Executive” by the Company for the purposes of this Plan pursuant to resolutions duly adopted by the Board; and

(ii)	receives written notice of his or her status as an Eligible Executive.
(i) “Operating Unit” shall mean any subsidiary, division or other business unit of Company.
(j) “Qualifying Termination” means either:
(i)	an involuntary termination of an Eligible Executive’s employment by the Company without Cause; or

(ii)	a voluntary termination of an Eligible Executive’s employment by the Eligible Executive as a result of a Constructive Termination.
(k) “Severance Payment” means the aggregate gross amount of severance payments determined in accordance with Section 4 of this Plan to be paid to an Eligible Executive who is entitled to receive such severance benefits under this Plan.

(l) “Specified Employee” means any employee of the Company and its Affiliates that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures established by the Board (or a committee thereof) from time to time in accordance with Section 409A of the Code. For this purpose, an “Affiliate” is any person or entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code.
(m) “Termination Date” means the date on which an Eligible Executive has a “separation from service,” within the meaning of Section 409A of the Code, from the Company.
3.	Eligibility.
(a) Eligible Executives. Only Eligible Executives shall be eligible to receive benefits under this Plan.
(b) Qualifying Termination. Subject to the conditions described herein, including without limitation, the requirements of Section 10(a) of this Plan, the Company will pay severance benefits under Section 4 of this Plan solely to an Eligible Executive who incurs a Qualifying Termination.
(c) Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to an Eligible Executive if the Eligible Executive terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination, including, without limitation:
(i)	a voluntary termination by the Eligible Executive (i.e., a termination, including retirement, initiated by the Eligible Executive), other than a Constructive Termination;

(ii)	the Company having terminated such Eligible Executive’s employment for Cause;

(iii)	death; or

(iv)	Disability.
4.	Amount and Payment of Benefits.
          Subject to Section 10(a) of this Plan, an Eligible Executive who incurs a Qualifying Termination shall be entitled to receive the severance benefits described in this Section 4.

(a) Severance Payment. Unless otherwise provided herein, an Eligible Executive who incurs a Qualifying Termination shall receive a Severance Payment in an amount equal to the sum of:
(i)	one times the Eligible Executive’s annual base salary as of the Eligible Executive’s Termination Date; and

(ii)	one times the Eligible Executive’s target annual bonus under the Company’s Short-Term Incentive Plan with respect to the year in which the Termination Date occurs.
(b) Method of Payment. Any Severance Payment made under this Plan shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, thirty (30) days following the Eligible Executive’s Termination Date or as soon as administratively practicable thereafter but in no event later than the latest date permitted under Section 409A of the Code. Notwithstanding the foregoing, if the Eligible Executive is a Specified Employee on his or her Termination Date, the Severance Payment shall be paid on the first day of the seventh month following the Eligible Executive’s Termination Date or, if earlier, the date the Eligible Executive dies following such Termination Date.
(c) Equity Award Vesting. An Eligible Executive who incurs a Qualifying Termination shall vest in any and all non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units (collectively, “Equity Awards”) previously granted to the Eligible Executive by the Company that are outstanding on the Eligible Executive’s Termination Date in accordance with the terms of the plan(s) under which such Equity Awards were granted and, notwithstanding the terms of the applicable plan or Equity Award, such Eligible Executive shall be entitled to exercise each vested stock option and stock appreciation right until the earlier of (i) the one (1) year anniversary of the Termination Date and (ii) the last day of its original term.
(d) Short-Term Incentive Plan. An Eligible Executive who incurs a Qualifying Termination shall be entitled to receive a prorated annual incentive bonus under the Company’s Short-Term Incentive Plan (or successor plan) in respect of the fiscal year during which the Termination Date occurs, the amount of which shall be equal to the amount of the annual incentive bonus, if any, that would be due under such Company’s Short-Term Incentive Plan (or successor plan) had the Eligible Executive remained employed through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to the Termination Date and the denominator of which is three hundred sixty five (365), payable at the time such annual incentive bonus would have been paid had the Eligible Executive remained employed through the date of such payment.
(e) Long-Term Cash Plans. In the event that the Termination Date of an Eligible Executive who incurs a Qualifying Termination occurs eighteen (18) months or more after the commencement of a three-year performance cycle under the Company’s Long-Term Incentive Plan, the Eligible Executive shall be entitled to receive a payment equal to the pro-rata portion (determined as of the Termination Date) of the cash payment otherwise payable under the terms of the Company’s Long-Term Incentive Plan to that Eligible Executive. Such Payment will be paid at the same time that the payment would have been paid under the Company’s Long-Term Incentive Plan had the Eligible Executive continued employment through end of the performance period during which the Termination Date occurred.
(f) Benefits Continuation. The Company (at its expense) shall, for a period of twelve (12) months following the Eligible Executive’s Termination Date, provide the following benefits to an Eligible Executive who incurs a Qualifying Termination:
(i)	reimburse the Eligible Executive for the reasonable costs of outplacement services, reasonable job hunting expenses, travel costs, and financial counseling costs associated with employment transition not to exceed $40,000; provided that, a reimbursement shall be made as soon as practicable after submission of appropriate expense reports but in no event later than the end of the Eligible Executive’s taxable year following the year in which expense was incurred; and

(ii)	allow the Eligible Executive to participate in the welfare plans the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee (except that the Eligible Executive may not continue to participate in the Company’s Short-Term Disability and Long-Term Disability Plans); provided that health, dental and vision benefit plan coverage shall be provided on an after-tax basis, meaning that the Company shall report to the appropriate tax authorities the cost of such coverage as taxable income to Eligible Executive.
5.	Sale of an Operating Unit.

Notwithstanding anything to the contrary set forth herein, and subject to Section 10(a) of this Plan, an Eligible Executive who incurs a Qualifying Termination in connection with the sale, divestiture or other disposition of any Operating Unit shall be entitled to receive the severance benefits described in Section 4 including an increase in the multiplier set forth in Section 4(a) above from one times to one and one half (1.5) times the results of the formulas set forth in such Section 4(a); provided that the Eligible Executive is not offered continued employment, or continues in employment, with the divested Operating Unit or the purchaser of the assets of the Operating Unit, as the case may be, or their respective affiliates on terms and conditions that would not constitute a Constructive Termination.

6.	Non-Disclosure of Confidential Information.

Each Eligible Executive expressly recognizes and acknowledges that during the Eligible Executive’s employment with the Company, the Eligible Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures, (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies (collectively or with respect to any of the foregoing, the “Confidential Information”). The Eligible Executive agrees, by acceptance of the benefits under this Plan, to protect and maintain as confidential all Confidential Information concerning the business activities of the Company that were acquired in connection with or as a result of the performance of service for the Company for a period of twelve(12) months from the Termination Date.
7.	Non-Compete.

For a period of twelve (12) months following termination of the Eligible Executive’s employment hereunder, or for a period of eighteen (18) months in the event of a termination of the Eligible Executive’s employment pursuant to Section 5 above, the Eligible Executive shall not engage, or attempt to engage, on his or her own behalf or on behalf of a third-party in any “Competitive Activity”. The term “Competitive Activity” shall mean participation by the Eligible Executive, without written consent of the Company, in the part-time or full-time management or consulting of or for any business operation of any enterprise if such operation engages in the design, manufacture, marketing or retail of furniture.

8.	Administration/Amendment/Termination.
(a)	Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.

(b)	Amendment/Termination. The Company reserves the right to amend or terminate this Plan, in whole or in part, at any time. No such amendment may impair the rights of an Eligible Employee who has terminated employment pursuant to Section 3(b) of this Plan unless such amendment is agreed to in a writing signed by the Eligible Executive and the Company.
9.	Claims for Benefits.

In the event an Eligible Executive disputes or otherwise disagrees with the Company’s determination of the severance benefits payable to him or her and desires to make a claim (the “claimant”) with respect to any of the benefits provided hereunder, the claimant shall so notify, in writing, the Administrator by actual receipt or registered mail (addressed to the “Human Resources Committee, Furniture Brands International, Inc., 1 N. Brentwood Blvd., St. Louis, MO 63105”) and shall submit evidence of events constituting a termination of employment with the Company. Any claim with respect to any of the benefits provided under this Plan shall be made in writing within one hundred eighty (180) days of the later of his or her becoming aware of the event which the claimant asserts entitles him or her to severance benefits or the Company notifying him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event. Failure by the claimant to submit his or her claim within such one hundred eighty (180) day period shall bar the claimant from disputing the Company’s notification to him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event.
Upon receipt of a claim, the Administrator shall advise the claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall, in fact, deliver such reply within such period. However, the Administrator may extend the reply period for an additional ninety (90) days for reasonable cause. If the reply period will be extended, the Administrator shall advise the claimant in writing during the initial ninety (90) day period indicating the special circumstances requiring an extension and the date by which the Administrator expects to render the benefit determination. The Administrator will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall set forth the specific reasons for the denial, make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or such information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.
The claimant or his or her duly authorized representative may appeal the denial of the claim to the Administrator at any time within sixty (60) days after the receipt by the claimant of written notice from the Administrator of the denial of the claim. In connection therewith, the claimant or his or her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of a request for review of a denied claim, the Administrator shall make a decision with respect thereto and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on the review in writing, including the specific reasons for the decision written in a manner reasonably calculated to be understandable by the claimant or the claimant’s attorney or accountant, as well as specific reference to the pertinent provisions of this Plan upon which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the claimant within the initial sixty (60) day period indicating the special circumstances requiring an extension and the date by which the Administrator expects to render its decision on review, which will be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. In reaching its decision, the Administrator shall have the discretionary authority in good faith to determine on behalf of the Company all questions arising under this Plan.
10.	Miscellaneous Provisions.
(a) Release. In consideration of the covenants under this Plan and as a condition precedent to receiving any payments under this Plan, an Eligible Executive shall (i) execute and deliver to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following the Eligible Executive’s Termination Date and (ii) not revoke the release during the seven (7) day period following the date that the Eligible Executive executed the release. The Company shall supply a form of such release to the Eligible Executive no later than the Termination Date.
(b) Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.
(c) Benefits Not Transferable. Except as may be required by law, no benefit that shall be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that, in the event of the death of a terminated Eligible Executive prior to the end of the period over which such Eligible Executive is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person who acquired the rights to such benefits by bequest or inheritance. Except as may be provided by law, no benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.
(d) Successors of the Company. The rights and obligations of the Company under this Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
(e) No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason that is not unlawful, with or without Cause.

(f) Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Plan shall be brought in a court of competent jurisdiction in Saint Louis County, Missouri and each party consents to the venue and jurisdiction of such courts.
(g) Entire Plan. This Plan constitutes the Company’s entire Executive Severance Plan for the Eligible Executive and, except as provided in Section 10(h) of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Eligible Executives, and any such representations, understandings and plans with respect to officer severance are hereby canceled and terminated in all respects.
(h) Severability and Interpretation; No Duplication of Benefits. As to each Eligible Executive who is a party to a Change in Control Agreement with the Company, in the event of a conflict between the terms of this Plan and any of the definitions or provisions in such Change in Control Agreement, the terms of the Change in Control Agreement shall prevail. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed. Under no circumstances shall an Eligible Executive be entitled to any benefits under this Plan if the Eligible Executive has already been provided with, or will be provided with, benefits under a Change of Control Agreement between the Company and the Eligible Executive.
(i) No Mitigation Required. The Eligible Executive shall not be required to mitigate the amount provided for in Section 4 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 4 of this Plan be reduced by any compensation earned by the Eligible Executive as the result of employment by another employer after the date of termination, or otherwise.
(j) Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of this Plan.
(k) Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

(l) Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code and shall be administered and interpreted in accordance with Section 409A of the Code. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Eligible Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that Company is obligated to pay or provide in any other calendar year; (iii) the Eligible Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which Eligible Executive’s Termination Date occurred.

FURNITURE BRANDS INTERNATIONAL, INC.
By:	/s/ Beth Sweetman
Title: Senior Vice President- Human Resources
Date: 2/24/10